Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-161291) of our report dated March 29, 2010 with respect to our audits of the consolidated financial statements of SafeStitch Medical, Inc. (a development stage company) as of December 31, 2009 and 2008 and for the years then ended and for the period from September 15, 2005 (inception) through December 31, 2009 included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
March 29, 2010